$50,000,000




                                CREDIT AGREEMENT

                                   dated as of

                                November 6, 1998

                                      among


                             TNP Enterprises, Inc.,
                                   As Borrower


                               NATIONSBANK, N.A.,
                      As Administrative Agent and a Lender


                       THE FIRST NATIONAL BANK OF CHICAGO,
                        As Syndication Agent and a Lender


                                       and


                         UNION BANK OF CALIFORNIA, N.A.,
                                   As a Lender



                     NATIONSBANC MONTGOMERY SECURITIES LLC,
                                As Lead Arranger
                                       vii
                                TABLE OF CONTENTS

                                                                          Page

                        ARTICLE I DEFINITIONS
SECTION 1.1. Definitions                                                    1
SECTION 1.2. Accounting Terms and Determinations                           13
SECTION 1.3. Types of Borrowings                                           13
SECTION 1.4. References                                                    13
                      ARTICLE II THE CREDITS
SECTION 2.1. Commitments to Lend; Commitments to Issue Letters of Credit   14
SECTION 2.2. Notice of Borrowing                                           15
SECTION 2.3. Method of Issuing Letters of Credit                           15
SECTION 2.4. Notice to Lenders; Funding of Loans                           17
SECTION 2.5. Maturity of Loans                                             17
SECTION 2.6. Interest Rates                                                17
SECTION 2.7. Fees                                                          18
SECTION 2.8. Optional Termination or Reduction of Commitments              18
SECTION 2.9. Method of Electing Interest Rates                             19
SECTION 2.10.Scheduled Termination of Commitments                          20
SECTION 2.11.Optional Prepayments                                          20
                   ARTICLE III GENERAL PROVISIONS
SECTION 3.1. Notes                                                         20
SECTION 3.2. General Provisions as to Payments                             21
SECTION 3.3. Funding Losses                                                22
SECTION 3.4. Computation of Interest and Fees                              22
SECTION 3.5. Regulation D Compensation                                     22
SECTION 3.6. Past Due Amounts                                              22
                     ARTICLE IV CONDITIONS
SECTION 4.1. Closing                                                       23
SECTION 4.2. Borrowings                                                    23
SECTION 4.3  Letters of Credit                                             24
                  ARTICLE V REPRESENTATIONS AND WARRANTIES
SECTION 5.1. Corporate Existence and Power                                 25
SECTION 5.2. Corporate and Governmental Authorization; No Contravention    25
SECTION 5.3. Binding Effect                                                25
SECTION 5.4. Financial Information                                         25
SECTION 5.5. Litigation                                                    26
SECTION 5.6  Subsequent Events                                             26
SECTION 5.7. Compliance with ERISA                                         26
SECTION 5.8. Environmental Matters                                         27
SECTION 5.9. Taxes and Filing of Tax Returns                               27
SECTION 5.10.Subsidiaries                                                  27
SECTION 5.11 Title to Properties; Liens                                    28
SECTION 5.12.Business; Compliance                                          28
SECTION 5.13.Licenses, Permits, Etc                                        28
SECTION 5.14 Compliance with Law                                           28
SECTION 5.15 Investment Company Act Compliance                             28
SECTION 5.16 Public Utility Holding Company Act Compliance                 28
SECTION 5.17.Year 2000 Preparedness                                        28
SECTION 5.18.Margin Stock                                                  29
SECTION 5.19.Full Disclosure                                               29
                              ARTICLE VI COVENANTS
SECTION 6.1. Information                                                   29
SECTION 6.2. Payment of Debt; Additional Debt                              31
SECTION 6.3. Maintenance of Property; Insurance                            31
SECTION 6.4. Conduct of Business, Consolidations, Mergers, Sales of Assets,
               and Maintenance                                             32
SECTION 6.5. Compliance with Laws                                          33
SECTION 6.6. Inspection of Property, Books and Records                     33
SECTION 6.7. Use of Proceeds and Letters of Credit                         33
SECTION 6.8. Payment of Taxes                                              33
SECTION 6.9. Negative Pledge                                               34
SECTION 6.10.Loans and Advances to Others; Investments; Restricted Payments35
SECTION 6.11.Transactions with Affiliates                                  36
SECTION 6.12.ERISA                                                         36
SECTION 6.13.Sale of Subsidiaries; Issuance of Securities                  36
SECTION 6.14.Quantity of Documents                                         37
SECTION 6.15.Certain Financial Covenants                                   37
SECTION 6.16.Year 2000                                                     37
SECTION 6.17.Exceptions to Covenants                                       38
                              ARTICLE VII DEFAULTS
SECTION 7.1. Events of Default                                             38
SECTION 7.2. Notice of Default                                             40
SECTION 7.3. Letter of Credit Deposit.                                     40
                      ARTICLE VIII THE ADMINISTRATIVE AGENT
SECTION 8.1. Appointment and Authorization                                 40
SECTION 8.2. Administrative Agent and Affiliates                           40
SECTION 8.3. Action by Administrative Agent                                41
SECTION 8.4. Consultation with Experts                                     41
SECTION 8.5. Liability of Administrative Agent                             41
SECTION 8.6. Indemnification                                               41
SECTION 8.7. Credit Decision                                               42
SECTION 8.8. Successor Administrative Agent                                42
SECTION 8.9. Administrative Agent's Fee                                    42
                        ARTICLE IXCHANGE IN CIRCUMSTANCES
SECTION 9.1. Basis for Determining Interest Rate Inadequate or Unfair      42
SECTION 9.2. Illegality                                                    43
SECTION 9.3. Increased Cost and Reduced Return                             43
SECTION 9.4. Taxes                                                         45
SECTION 9.5. Base Rate Loans Substituted for Affected Euro-Dollar Loans    46
SECTION 9.6. Replacement of Lender                                         47
                            ARTICLE X MISCELLANEOUS
SECTION 10.1. Notices                                                      48
SECTION 10.2. No Waivers                                                   49
SECTION 10.3. Expenses; Indemnification                                    49
SECTION 10.4. Right and Sharing of Set-Offs                                50
SECTION 10.5. Amendments and Waivers                                       50
SECTION 10.6. Successors and Assigns                                       51
SECTION 10.7. Collateral                                                   52
SECTION 10.8. Limitation on Interest                                       52
SECTION 10.9. Governing Law; Submission to Jurisdiction;
               Waiver of Jury Trial                                        53
SECTION 10.10.Counterparts; Integration; Effectiveness                     53
SECTION 10.11.ENTIRE AGREEMENT                                             54

EXHIBIT A           FORM OF NOTE FOR LOANS
EXHIBIT 2.2         FORM OF NOTICE OF BORROWING UNDER SECTION 2.2;  NOTICE OF
                    INTEREST RATE ELECTION UNDER SECTION 2.9; AND NOTICE OF
                    LETTER OF CREDIT UNDER SECTION 2.3
EXHIBIT 4.1(b)      OPINION OF BORROWER'S COUNSEL
EXHIBIT 4.1(c)      JACKSON WALKER OPINION OF COUNSEL
EXHIBIT 6.9         EXISTING LIENS
EXHIBIT 10.6(c)     FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
SCHEDULE 1.1(A)     PRICING GRID

                                CREDIT AGREEMENT


         THIS AGREEMENT is entered into as of November 6, 1998, among TNP ENTERPRISES, INC., the LENDERS listed on the signature pages hereof and NATIONSBANK, N.A., as Administrative Agent.

         The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

     "Administrative   Agent"  means  NationsBank,   N.A.  in  its  capacity  as
administrative representative for the Lenders hereunder, and its successors in such capacity.

         "Administrative Questionnaire" means, with respect to each Lender, an administrative detail reply form prepared by NMS on behalf of the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

         "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or
(ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries.

         "Agreement" means this Credit Agreement, as it may be amended, supplemented or restated from time to time.

         "Applicable Lending Office" means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

         "Assignee" has the meaning set forth in Section 10.6(c).

     "Assignment and Acceptance Agreement" has the meaning set forth in Section 10.6(c).


         "Base Rate" means, for any day, a rate per annum equal to the higher of
(i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

         "Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article IX or the provisions of Section 2.3 or
(ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

          "Borrower" means TNP Enterprises, Inc., a Texas corporation, and its successors.

         "Borrower's 1997 Form 10-K" means the Borrower's annual report on Form 10-K for 1997, as filed with the Commission pursuant to the Securities Exchange Act of 1934.

         "Borrower's Latest Form 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended June 30, 1998, as filed with the Commission pursuant to the Securities Exchange Act of 1934.

         "Borrowing" has the meaning set forth in Section 1.3.

         "Cash Dividends and Distributions" for the Borrower, means with respect to any capital stock owned by the Borrower in its Subsidiaries (i) the retirement, redemption, purchase, or other acquisition for cash of any such stock by such Subsidiary and (ii) the receipt by the Borrower of any cash dividend on or with respect to any such stock.

         "Cash Taxes" means for any period Taxes of the Borrower, determined on an unconsolidated basis, actually paid by the Borrower to applicable taxing authorities during such period.

         "Change of Control" shall occur if any Person or Group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under such Act) of
(i) 30% or more of the outstanding voting stock of the Borrower or (ii) 10% or more of the outstanding voting stock of the Borrower if at any time following such acquisition of 10% or more of the outstanding voting stock a majority of the Persons serving on the Board of Directors of the Borrower are Persons proposed directly or indirectly by the Person or Group of Persons who acquired such 10% or more of outstanding voting stock.

         "Closing Date" means the date on or after the Effective Date on which the conditions set forth in Section 4.1 have been satisfied and all documents described therein have been received by the Administrative Agent.

         "Commission" means the Securities and Exchange Commission.


         "Commitment" means, with respect to each Lender, the amount set forth opposite the name of such Lender on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.8, or as set forth in an Assignment and Acceptance Agreement.

         "Consolidated Capitalization" means, at any date, the sum (without duplication) of Consolidated Indebtedness plus Consolidated Net Worth plus Minority Interests in Subsidiaries, all determined as of such date.

         "Consolidated EBIT" means for any period, an amount determined in accordance with generally accepted accounting principles for the Borrower and its Subsidiaries, on a consolidated basis, equal to operating revenues of the Borrower and its consolidated Subsidiaries for such period less operating expenses of the Borrower and its consolidated Subsidiaries for such period, but before the deduction therefrom of any applicable interest charges and income taxes for such period, all determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Consolidated Indebtedness" means, at any date, all Funded Debt of the Borrower and its Subsidiaries, determined on a consolidated basis.

         "Consolidated Interest Expense" means, for any period, the interest expense which is required to be shown on the financial statements of the Borrower and its Subsidiaries, on a consolidated basis, in accordance with generally accepted accounting principles.

         "Consolidated Net Worth" means at any date the consolidated common stock equity of the Borrower and its Consolidated Subsidiaries determined as of such date.

         "Consolidated Subsidiary" means as to any Person at any date, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

         "Cumulative Net Income Available for Common Dividends" means, for any period, the sum of all consolidated net income available for common dividends as reflected in the Borrower's consolidated statements of operations for such period.

         "Debt" of any Person means at any date, without duplication:

         (a) all obligations of such Person for money borrowed, including, without limitation, (i) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (ii) obligations which are secured in whole or in part by the Property of such Person, (iii) any obligations of such Person in respect of letters of credit and repurchase agreements and (iv) any obligations of such Person under any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction;


          (b) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

         (c) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

         (d)      all obligations of such Person as lessee under capital leases;

          (e) all Unfunded Liabilities with respect to any Plan of the ERISA Group to which such Person is a member;

         (f) all obligations of such Person, contingent or otherwise, that should be reflected as liabilities on such Person's balance sheet in accordance with generally accepted accounting principles; and

         (g)      all Debt of others Guaranteed by such Person.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Disclosed Matters" has the meaning set forth in Section 5.5.

         "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial lenders in Dallas, Texas are authorized by law to close.

         "Domestic Lending Office" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

         "Effective Date" means the date this Agreement becomes effective in accordance with Section 10.10.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, in each case as in effect and applicable to the Borrower and its Subsidiaries at the time the representation in Section
5.8 is made or deemed made or compliance with Section 6.5 is determined.


         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Euro-Dollar Business Day" means any Domestic Business Day on which commercial lenders are open for international business (including dealings in dollar deposits) in London.

         "Euro-Dollar Lending Office" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

         "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

         "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Grid.

         "Euro-Dollar  Rate"  means a rate of  interest  determined  pursuant to
Section 2.6(b) on the basis of a London Interbank Offered Rate.

         "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in Dallas with deposits exceeding five (5) billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).


         "Event of Default" has the meaning set forth in Section 7.1.

         "Facility Fee Rate" has the meaning set forth in Section 2.7(a).

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Lender of Dallas on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to NationsBank, N.A., on such day on such transactions as determined by the Administrative Agent.

         "First Mortgage Bonds" means the first mortgage bonds issued by TNMP pursuant to the TNMP Bond Indenture.

         "Funded Debt" means at any date, without duplication:

         (a) all obligations of such Person for money borrowed, including, without limitation, (i) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (ii) obligations which are secured in whole or in part by the Property of such Person, (iii) any obligations of such Person in respect of letters of credit and repurchase agreements and (iv) any obligations of such Person under any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction;

          (b) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

         (c) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

         (d)      all obligations of such Person as lessee under capital leases;

          (e) all Unfunded Liabilities with respect to any Plan of the ERISA Group to which such Person is a member;

         (f)      all Funded Debt of others Guaranteed by such Person.


         "Group of Loans" means at any time a group of Loans consisting of (i) all Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article IX, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb with respect to any Person means the act of such Person in creating a Guarantee or the condition of such Person in permitting a Guarantee of such Person to exist.

         "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

         "Indemnified Party" has the meaning set forth in Section 8.6.

         "Indemnitee" has the meaning set forth in Section 10.3(b).

         "Interest Expense" means, for any period, the interest expense which would be required to be shown on the financial statements of the Borrower, on an unconsolidated basis, in accordance with generally accepted accounting principles.

         "Interest Hedge Agreements" means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates applicable to such party's assets or liabilities including, but not limited to, interest rate exchange agreements, interest rate cap or collar protection agreements, or interest rate options, puts and warrants.

         "Interest Period" means: with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice and subject to availability; provided that:

                  (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;


                  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c)  any  Interest   Period  which  would   otherwise  end  after  the
Termination Date shall end on the Termination Date.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Issuing Lender" means NationsBank in its capacity as issuer of the Letters of Credit.

         "Investment" in any Person shall mean any stock, bond, note, or other evidence of Debt, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan or advance to, such Person.

         "Lender" means each lender listed on the signature pages hereof, each Replacement Lender which becomes a Lender pursuant to Section 9.6, each Assignee which becomes a Lender pursuant to Section 10.6(c), and their respective successors.

         "Letter of Credit Exposure" means the aggregate amount of the unfunded portion of the Letters of Credit outstanding at any time.

         "Letter of Credit Fee" has the meaning set forth in Section 2.7(b).

         "Letters of Credit" means all letters of credit issued by the Issuing Lender for the account of Borrower pursuant to this Agreement.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Loan" means a loan made by a Lender pursuant to Section 2.1, or by the Issuing Lender pursuant to Section 2.3, provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.


         "LOC Application" has the meaning set forth in Section 2.3.

         "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate page 3750 (or any successor page or any successor to such service) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "London Interbank Offered Rate" shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $10,000,000.

         "Maximum Lawful Rate" means, for each Lender, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Loans owed to such Lender to such time to exceed the maximum amount which such Lender would be allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges. To the extent the laws of the State of Texas are applicable for purposes of determining the "Maximum Lawful Rate," such term shall mean the "weekly ceiling" from time to time in effect under Chapter 303 of the Finance Code of Texas, as amended.

         "Minority Interests in Subsidiaries" means interests owned by Persons (other than Borrower or a Subsidiary) in a Subsidiary in which less than 100% of all classes of the voting securities are owned by the Borrower or a Subsidiary.

         "NationsBank" means NationsBank, N.A., a national banking association.

         "NMS" means NationsBanc Montgomery Securities LLC.

         "Notes" means promissory Notes of the Borrower issued hereunder, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans and "Note" means any one of such promissory Notes.


         "Notice of Borrowing" has the meaning set forth in Section 2.2.

          "Notice  of  Interest  Rate  Election"  has the  meaning  set forth in
Section 2.9.

         "Notice of Letter of Credit" has the meaning set forth in Section 2.3.

         "Overhead" means operating expenses of the Borrower before the deduction therefrom of any applicable interest charges and income taxes for such period, all determined on a stand alone, unconsolidated basis in accordance with generally accepted accounting principles.
          "Parent" means, with respect to any Lender, any Person controlling such Lender.

         "Participant" has the meaning set forth in Section 10.6(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Indebtedness" means with respect to the Borrower, without duplication (i) Debt of the Borrower arising under this Agreement and the Notes,
(ii) unsecured, non-interest bearing accounts payable of the Borrower incurred in the ordinary course of business, (iii) unsecured Debt of the Borrower arising in the ordinary course of business to its customers for security deposits and advances to the Borrower from such customers, (iv) unsecured Debt of the
Borrower under Interest Hedge Agreements if (A) the purpose of such Interest Hedge Agreement is to hedge the Borrower's interest rate for its floating rate indebtedness, (B) the purpose of such Interest Hedge Agreement is not speculative in nature and (C) the Borrower does not deviate in any material respect from its practices and policies in effect as of the date hereof related to obtaining Interest Hedge Agreements; and (v) Debt in the aggregate amount of up to $10,000,000 not otherwise permitted by the foregoing.

         "Permitted Investments" means investments in (i) indebtedness, evidenced by notes maturing not more than 180 days after the date of issue, issued or guaranteed by the government of the United States of America, (ii) certificates of deposit maturing not more than 180 days after the date of issue, issued by commercial banking institution each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $50,000,000, (iii) commercial paper, maturing not more than 90 days after the date of issue, issued by (a) the Lender (or any parent corporation of the Lender) or (b) a corporation (other than an Affiliate of the Borrower) with a rating of "P1" (or its then equivalent) according to Moody's Investors Service, Inc., "A-1" (or its then equivalent) according to Standard & Poor's Corporation or "F-1" (or its then equivalent) according to Fitch's Investors Services, Inc., (iv) indebtedness of or equity interests in Subsidiaries of the Borrower and other entities or ventures primarily related to the energy industry which are not Subsidiaries ("Non-Subsidiaries") in an aggregate amount existing at any time of up to $50,000,000, except that such indebtedness of or equity interests in Non-Subsidiaries shall be limited to $20,000,000 in an aggregate amount existing at any time, or (v) such other instruments, evidences of indebtedness or investment securities as the Administrative Agent may approve.


         "Person"  means  an  individual,  a  corporation,  a  partnership,   an
association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Pricing Grid" means Schedule 1.1(A) attached hereto.

         "Prime  Rate"  means  the  rate  of  interest  publicly   announced  by
NationsBank, N.A., in Dallas, Texas, from time to time as its "prime rate".

         "Pro Rata Part" has the meaning set forth in Section 2.1(a) hereof.

         "Quarterly Date" means March 31, June 30, September 30 and December 31.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Replacement Lender" has the meaning set forth in Section 9.6.

         "Required Lenders" means at any time Lenders having more than 66 2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing more than 66 2/3% of the aggregate (i) unpaid principal amount of the Loans plus (ii) Letter of Credit Exposure.

         "Restricted Payment" means:

         (a) the declaration or payment of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of or other ownership interests in the Borrower or any Subsidiary other than dividends, distributions and payments by a Subsidiary to the Borrower;

         (b) any payment or distribution on account of the purchase, redemption or other retirement of any shares of or other ownership interests in the Borrower or any Subsidiary, or of any warrant, option or other right to acquire such shares or such other ownership interests, or any other payment or distribution made in respect thereof, either directly or indirectly; or


          (c) the prepayment, redemption or other retirement prior to maturity of any Debt by the Borrower.

The amount of any Restricted Payment in Property shall be deemed to be the greater of its fair market value or its net book value ("fair market value" will be determined by an appraisal in form, and prepared by an appraiser, acceptable to the Administrative Agent).

         "Revolving Credit Period" means the period from and including the Closing Date to but not including the Termination Date.

         "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower and includes a Subsidiary of a Subsidiary (and so on).

         "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any law or tribunal.

         "Termination Date" means November 6, 2003, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

         "TNMP" means Texas-New Mexico Power Company, a Texas corporation.

         "TNMP Bond Indenture" means the Indenture of Mortgage and Deed of Trust, dated as of November 1, 1944, between Community Public Service Company (predecessor to TNMP) and the Trustee, as amended and supplemented by supplemental indentures.

         "Trustee" means US Bank Trust, National Association, as trustee under the TNMP Bond Indenture.

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities (within the meaning of Section 4001(a) (16) of ERISA) under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of
Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.


         "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

         "Unrestricted Retained Earnings" means the retained earnings of Borrower's Subsidiaries determined in accordance with generally accepted accounting principles which are available for the payment of dividends to the Borrower without violating any restrictions or limitations in any agreements applicable to such Subsidiary.

         Accounting Terms and Determinations. (a)Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

          (b) All references herein to "dollars" or "$" are references to currency of the United States of America.

         SECTION 1.3. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of the same type (subject to Article IX) to be made to the Borrower pursuant to Article II on the same date and, except in the case of Base Rate Loans, which have the same initial Interest Period. A Borrowing consisting of Euro-Dollar Loans is a "Euro-Dollar Borrowing" and a Borrowing consisting of Base Rate Loans is a "Base Rate Borrowing".

         SECTION 1.4. References. References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, or Sections shall be to exhibits, schedules, annexes, appendixes, attachments, articles, or sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.



                                   ARTICLE II

                                   THE CREDITS

SECTION 2.1. Commitments to Lend; Commitments to Issue Letters of Credit. (a) During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of the Loans by such Lender plus the Letter of Credit Exposure for such Lender at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $2,500,000 or any larger multiple of $500,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 4.2(c)) and shall be made from the several Lenders ratably in proportion to their respective Commitments (such proportion being herein referred to for any Lender as its "Pro Rata Part"). Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section 2.11 and reborrow at any time during the Revolving Credit Period under this Section.

         (b) Letters of Credit. Each Lender agrees to cause Letters of Credit to be issued by the Issuing Lender for the account of Borrower for any of the purposes for which Borrower can obtain a Loan under this Agreement; provided that (i) each such Letter of Credit shall be issued on a Business Day, (ii) after the issuance of any such Letter of Credit, (A) the Letter of Credit Exposure must be less than or equal to the Commitment (as the same may be adjusted as herein provided) less the sum of all outstanding Loans and (B) the Letter of Credit Exposure shall not exceed twenty percent (20%) of the Commitment, and (iii) each such Letter of Credit must have an expiry date of not later than the earlier of (x) one year following the issue date for such Letter of Credit or (y) the last day of the Revolving Credit Period. To the extent that funds are ever drawn under any of the Letters of Credit and not repaid by the Borrower, each such draw will be paid by the Issuing Lender, and each of the Lenders will make a Base Rate Loan under its Note in the amount of such Lender's Pro Rata Part of the amount so paid by the Issuing Lender to reimburse the Issuing Lender for such draw, all in accordance with Section 2.3.


         SECTION 2.2. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") not later than (x) 11:00 A.M. (Dallas time) on the date of each Base Rate Borrowing, and (y) 10:00 A.M. (Dallas time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing in the form of Exhibit 2.2, specifying:

                  (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

                  (ii)     the aggregate amount of such Borrowing;

          (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

                  (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

         SECTION 2.3. Method of Issuing Letters of Credit. (a) Not less than three (3) Business Days prior to the requested date of issuance of any Letter of Credit, the Borrower shall deliver to the Administrative Agent a notice of Letter of Credit ("Notice of Letter of Credit") in the form of Exhibit 2.2 and shall execute and deliver to the Issuing Lender the customary letter of credit application and agreement used by the Issuing Lender from time to time (the "LOC Application"). Nothing in this Agreement shall be construed to prohibit the Issuing Lender from modifying the form of its LOC Application in effect from time to time. In the event of a direct conflict between the provisions of the LOC Application and this Agreement, the provisions of this Agreement shall govern. Upon satisfaction of the applicable conditions precedent set forth in
Article IV, and subject to the other terms and conditions of this Agreement, the Issuing Lender shall issue Letters of Credit for the account of the Borrower within three (3) Business Days from receipt by the Issuing Lender of the properly completed and executed LOC Application (so long as the requested terms of such Letter of Credit are acceptable to the Issuing Lender in its reasonable discretion).

         (b) Immediately upon the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Issuing Lender, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (x) such Lender's Pro Rata Part times (y) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). Each Letter of Credit shall be in the stated amount of $2,500,000 or any larger multiple of $500,000.


         (c) The Borrower unconditionally agrees to pay to the Issuing Lender (and the LOC Application may so provide) all amounts drawn under and payable to the Issuing Lender under or in connection with any Letter of Credit immediately when due (and in any event shall reimburse any Issuing Lender for drawings under a Letter of Credit no later than the Business Day after payment by the Issuing Lender), irrespective of any claim, set-off, defense or other right which the Borrower or any other Person may have at any time against the Issuing Lender or any other Person, including without limitation, (i) any lack of validity or enforceability of this Agreement or any of the Notes; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including, without limitation, any underlying transactions between Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender, impairment or lack of existence of any security for the performance or observance of any of the terms of this Agreement or the Notes; (v) the negligence, whether sole or concurrent, of the Issuing Lender or any other Person is honoring drafts drawn under any Letter of Credit; or (vi) the existence of any Default. However, nothing in this Agreement constitutes a waiver of the Borrower's rights to assert independently of its reimbursement obligation any claim against the Issuing Lender for its gross negligence or willful misconduct in connection with its honoring drafts drawn under any Letter of Credit.

         (d) If the Borrower fails to reimburse the Issuing Lender as above required, the payment by the Issuing Lender of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Lender of a Base Rate Loan in the amount of such draft (but without any requirement for compliance with the conditions set forth elsewhere herein). In the event that a drawing under any Letter of Credit is not reimbursed by the Borrower by 10:00 a.m. (Dallas time) on the first Business Day after such drawing, the Issuing Lender shall promptly notify the Administrative Agent and each other Lender. Each such Lender shall, on the first Business Day following such notification, make a Base Rate Loan under its Note, which shall be used to repay its applicable portion of the Issuing Lender's Base Rate Loan with respect to such Letter of Credit, in an amount equal to its Pro Rata Part of such drawing (but without any requirement for compliance with the applicable conditions set forth elsewhere herein). Such amount shall be made available to the Administrative Agent for the account of the Issuing Lender, by deposit of such amount at the Administrative Agent's office, in same day funds. In the event that any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Base Rate Loan, the Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the lesser of (i) the Maximum Lawful Rate or (ii) the Federal Funds Rate.


         SECTION 2.4. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's share of such Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

         (b) Not later than 1:00 P.M. (Dallas time) on the date of each Borrowing, each Lender shall make available its share of such Borrowing, in Federal or other funds immediately available in Dallas, Texas, to the Administrative Agent at its address referred to in Section 10.1. Unless the Administrative Agent determines that any applicable condition specified in
Article IV or elsewhere herein has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

         (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with clause (b) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall have failed to make such share available to the Administrative Agent, such Lender and, to the extent such Lender has failed to do so within three (3) Domestic Business Days of demand therefor by the Administrative Agent, the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to
Section 2.6 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such Lender's Loan included in such Borrowing shall be deemed not to have been made. This clause (c) shall not limit any right of the Borrower pursuant to Section 9.6.

         SECTION 2.5. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

         SECTION 2.6. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted.

         (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.


         (c) The Administrative Agent shall, where appropriate, determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         SECTION 2.7. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Grid, and herein so called). Such facility fee shall accrue from and including the Effective Date to but excluding the Termination Date, on the daily aggregate amount of the Commitments (whether used or unused) or, if the Commitments have been terminated, on the daily aggregate amount of the Loans outstanding.

         (b) The Borrower shall pay to the Administrative Agent for the account of each Lender a letter of credit fee (the "Letter of Credit Fee") on the average daily amount available for drawing under all outstanding Letters of Credit at the per annum percentages equal to the Euro-Dollar margin as in effect from day to day.

         (c) Accrued fees under the foregoing clauses of this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

         (d) The Borrower shall pay to the Administrative Agent for the account of the Issuing Lender a fronting fee (the "Fronting Fee") at a per annum rate of 0.125% on the stated amount of the Letter of Credit for the maximum period which such Letter of Credit could by its terms remain outstanding, payable upon issuance of the Letter of Credit.

         (e) The Borrower shall pay to the Administrative Agent for the account of the Lenders an upfront fee (the "Upfront Fee") of 0.15% of the Commitment, payable at Closing.

         SECTION 2.8. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Borrower may, upon at least three (3) Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time and no Letter of Credit Exposure exists or (ii) ratably reduce from time to time by an aggregate amount of $2,500,000 or a larger multiple of $500,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans plus the Letter of Credit Exposure.


         SECTION 2.9. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article IX), as follows:

          (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

                  (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 3.3 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent not later than 10:00 A.M. (Dallas time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $2,500,000 (or, if such remaining portion is comprised of Base Rate Loans, $500,000) or any larger multiple of $500,000.

          (b) Each Notice of Interest Rate Election shall be substantially in the form of Exhibit 2.2 and ----------- shall specify:

                  (i) the Group of Loans (or portion thereof) to which such notice applies;

                  (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

                  (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

                  (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.


         (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to clause (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

         (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 4.2.

         (e) If with respect to any Euro-Dollar Loan, the Administrative Agent shall have not received a Notice of Interest Rate Election prior to the expiration of the Interest Period therefor, such Euro-Dollar Loan shall automatically convert to a Base Rate Loan on the last day of such Interest Period.

          SECTION 2.10. Scheduled Termination of Commitments. The Commitments shall terminate on the Termination Date.

         SECTION 2.11. Optional Prepayments. (a) Subject, in the case of any Euro-Dollar Borrowing to Section 3.3, the Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Group of Base Rate Loans or upon at least three (3) Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $2,500,000 or any larger multiple of $500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the Lenders included in such Group.

         (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.


                                   ARTICLE III

                               GENERAL PROVISIONS

          Notes. (a) The Loans of each Lender shall be evidenced by a single Note payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to such Lender's Commitment.

         (b) Each Lender may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate
Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.


         (c) Upon receipt of each Lender's Note pursuant to Section 4.1(a), the Administrative Agent shall forward such Note to such Lender. Each Lender may record the date, amount and type of each Loan made by it under the applicable Note and the date and amount of each payment of principal or interest made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that, the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

         SECTION 3.2. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 p.m. (Dallas time) on the date when due, in Federal or other funds immediately available in Dallas, Texas, to the Administrative Agent at its address referred to in Section 10.1. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.

         (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         SECTION 3.3. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan, or any Euro-Dollar Loan is converted (pursuant to Articles II, VII or IX or otherwise), on any day other than the last day of an Interest Period applicable thereto or the last day of an applicable period fixed pursuant to any other Section hereof, or if the Borrower fails to borrow, convert or prepay any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.4(a) or 2.9(c), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, convert or prepay; provided that, such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.


         SECTION 3.4. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

         SECTION 3.5. Regulation D Compensation. For so long as any Lender maintains reserves against "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Lender to United States residents), and as a result the cost to such Lender (or its Euro-Dollar Lending Office) of making or maintaining its Euro-Dollar Loans is increased, then such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least four Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans an officer's certificate setting forth the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender's good faith estimate of the level at which the related reserves are maintained by it).

         SECTION 3.6. Past Due Amounts. Any overdue principal of or interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

                                   ARTICLE IV


                                   CONDITIONS

         SECTION 4.1. Closing. The closing hereunder shall occur upon receipt by the Administrative Agent of the following documents, each dated the Closing Date unless otherwise indicated, and satisfaction of the following conditions:

          (a) the duly executed Notes for the account of each Lender dated on or before the Closing Date complying with the provisions of Section 3.1;

         (b) an opinion of the counsel of the Borrower, substantially in the form of Exhibit 4.1(b) hereto with such changes as the Administrative Agent may reasonably approve and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

         (c) an opinion of Jackson Walker L.L.P., special counsel for the Administrative Agent, substantially in the form of Exhibit 4.1(c) hereto with such changes as the Administrative Agent may reasonably approve and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

         (d) all documents and officer's certificates the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent and its counsel;

         (e) the absence of any disruption or adverse change in the financial or capital markets generally which the Administrative Agent or NMS, in their sole reasonable discretion, deems material in connection with the syndication of this facility, provided that in such an event Administrative Agent and NMS agree to reasonably cooperate with the Borrower in attempting to develop alternative financing structures or terms that would permit a satisfactory syndication of this facility; and

         (f)      receipt of the fees referred to in Sections 2.7(e) and 8.9.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

          SECTION 4.2. Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a) the fact that the Closing Date shall have occurred on or prior to November 10, 1998;

          (b) receipt by the Administrative Agent of a Notice of Borrowing as required by Sections 2.2 or ------------- 2.3, as the case may be;

         (c) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Exposure will not exceed the aggregate amount of the Commitments;

          (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

         (e) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Borrowing.

         Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d) and (e) of this Section.

         SECTION 4.3 Letters of Credit. The obligation of the Issuing Lender to issue any Letter of Credit as provided herein is subject to the satisfaction by the Borrower of the following conditions and requirements:

          (a) timely receipt by the Issuing Lender of a fully completed and executed LOC Application;

          (b) timely receipt by the Administrative Agent of a Notice of Letter of Credit;

         (c) the fact that, immediately after such Letter of Credit, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Exposure will not exceed the aggregate amount of the Commitments;

          (d) the fact that immediately before and after the issuance of such Letter of Credit, no Default shall have occurred and be continuing;

          (e) the fact that the representations and warranties contained in this Agreement shall be true in all material respects on and as of the date of issuance of such Letter of Credit;

         (f) timely receipt by the Administrative Agent (on behalf of the Issuing Lender) of the Fronting Fee required to be paid to the Issuing Lender related to the issuance of such Letter of Credit; and

         (g) such other information and documentation as the Administrative Agent or the Issuing Lender shall reasonably deem necessary or desirable in connection with the issuance of such Letter of Credit.


         Each issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of issuance of such Letter of Credit as to the facts specified in clauses (c), (d) and (e) of this Section.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that:

         SECTION 5.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         SECTION 5.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, require no consent of any other Person, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement or instrument governing Debt of the Borrower or any Subsidiary or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any material asset of the Borrower or any Subsidiary.

         SECTION 5.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Agreement and the Notes is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

         SECTION 5.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1997, and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Arthur Andersen LLP and set forth in the Borrower's 1997 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.


         (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 1998, and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Borrower's Latest Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in clause (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

         (c) Except as disclosed in writing by the Borrower to the Lenders prior to the execution and delivery of this Agreement since June 30, 1998, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         SECTION 5.5. Litigation. Except for the matters disclosed in the Borrower's 1997 Form 10-K and the Borrower's Latest Form 10-Q (the "Disclosed Matters"), there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

         SECTION 5.6 Subsequent Events. To the knowledge of the Borrower, no event or condition has occurred since the date of the most recent financial statement referred to in Section 5.4, and there has been no development in the Disclosed Matters, which could reasonably, materially and adversely affect the ability of the Borrower to perform its obligation under this Agreement and the Notes.

         SECTION 5.7. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA. No Unfunded Liabilities exist with respect to any Plan subject to Title IV of ERISA. No member of the ERISA Group has any liability with respect to prohibited transactions as defined in
Section 4975 of the Code. The Borrower has no obligation to provide post-employment medical or other similar benefits to employees and their dependents following termination of employment, except as provided in Section 4980B of the Code. No member of the ERISA Group maintains, sponsors, or contributes to, or has ever maintained, sponsored, or contributed to a multiemployer pension plan within the meaning of Section 3(37) of ERISA.


         SECTION 5.8. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates liabilities and costs arising under or imposed by Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Environmental Law, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees). On the basis of this review, the Borrower has no reason to conclude that such liabilities and costs arising under, including the costs of compliance with, Environmental Laws, are likely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         SECTION 5.9. Taxes and Filing of Tax Returns. The Borrower and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, other than taxes which are not delinquent, and other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         SECTION 5.10. Subsidiaries. (a) Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          (b) The Borrower owns and controls 100% of the common stock of TNMP.

         SECTION 5.11 Title to Properties; Liens. Each of the Borrower and its Consolidated Subsidiaries has good and indefeasible title to all assets purported to be owned by it and material in the conduct of its business, free and clear of all Liens other than the Liens described in the financial statements identified in Section 5.4.


         SECTION 5.12. Business; Compliance. Each of the Borrower and its Consolidated Subsidiaries has performed and abided by all obligations required to be performed by it to the extent it could be materially and adversely affected under any license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its assets are bound.

         SECTION 5.13. Licenses, Permits, Etc. Each of the Borrower and its Consolidated Subsidiaries possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and order of tribunals, as are necessary to carry on all material aspects of its business as now being conducted.

         SECTION 5.14 Compliance with Law. The business and operations of each of the Borrower and its Consolidated Subsidiaries have been and are being conducted in accordance with all applicable laws, rules and regulations of all tribunals, other than violations which could not (either individually or collectively) have a material adverse effect on the financial condition or operations of the Borrower or any of its Consolidated Subsidiaries.

         SECTION 5.15 Investment Company Act Compliance. Neither Borrower nor any Subsidiary is or is directly or indirectly controlled by or acting on behalf of any person which is an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 5.16 Public Utility Holding Company Act Compliance. The Borrower and its Subsidiaries are exempt from regulation under the Public Utility Holding Company Act of 1935, as amended, other than under Section 9(a)(2) thereof.

         SECTION 5.17. Year 2000 Preparedness. The Borrower (i) has initiated a review and assessment of material areas within the business and operations of its and each of its Subsidiaries (including those affected by key vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower or any of its Subsidiaries (or key vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), and (ii) to date, the Borrower reasonably believes that all computer applications of the Borrower that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have material adverse effect on the business or operations of the Borrower or any of its Subsidiaries.

          SECTION 5.18. Margin Stock. Less than 5% of the Borrower's assets are comprised of "margin stock" within the meaning of Regulation U.

         SECTION 5.19. Full Disclosure. All information (taken as a whole) heretofore furnished in writing by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, to the knowledge of the Borrower, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed, either in reports on Form 10-K, Form 10-Q or Form 8-K (or their equivalents) filed with the Commission or otherwise in writing to the Lenders, any and all facts known to the Borrower which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

                                   ARTICLE VI

                                    COVENANTS

         The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note remains unpaid:

          SECTION  6.1.   Information.   The   Borrower   will  deliver  to  the
Administrative Agent (who will promptly deliver to each Lender):

         (a) (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual report of the Borrower and its Subsidiaries filed with the Commission on Form 10-K for such year;

                  (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual unaudited financial statements of the Borrower on an unconsolidated basis, consisting of a balance sheet as of such fiscal year end and an income statement and cash flow statement for such fiscal year just ended;

         (b) (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the quarterly report of the Borrower and its Subsidiaries filed with the Commission on Form 10-Q for such quarter;

                  (ii) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, quarterly unaudited financial statements of the Borrower, both on a consolidated and unconsolidated basis, consisting of a balance sheet as of the last day of such fiscal quarter and an income statement and cash flow statement for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter;


         (c) simultaneously with the delivery of each set of financial statements referred to in Section 6.1(a) and (b), a certificate of the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of
Section 6.15 on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (iii) stating whether or not such financial statements fairly reflect the business and financial condition of the Borrower and its Consolidated Subsidiaries as of the date of the delivery of such financial statements;

         (d) concurrently with the delivery of each set of financial statements referred to in Section 6.1(a)(i), a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default;

         (e) promptly after any senior officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, principal accounting officer, treasurer or controller of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

         (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Form 8-K (or its equivalent) which the Borrower shall have filed with the Commission;

         (h) if and when any member of the ERISA Group (i) gives notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given notice of any such reportable event, a copy of the notice of such reportable event given to the PBGC; (ii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iii) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (iv) gives notice of intent to terminate any Plan under
Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (v) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vi) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or which may reasonably be expected to result in the imposition of a lien or the posting of a bond or other security under Section 401(a) (29) or 412(n) of the Internal Revenue Code, or Section 302(f) or 307 of ERISA, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;


         (i) promptly upon the Borrower's receiving notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (i) the non-compliance with or violation of the requirements of any Environmental Laws,
(ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment, or (iii) the existence of any Lien on any properties or assets of the Borrower resulting from a breach or alleged breach of any Environmental Laws, which could in the event of an unfavorable outcome under any of the foregoing have a material adverse effect on the Borrower, notice thereof;

         (j)  promptly  upon  the  Borrower's  learning  of any  suit  or  other proceeding against or naming the Borrower before any court, tribunal, governmental body, agency or instrumentality which could in the event of an unfavorable outcome have a material adverse effect on the Borrower, notice thereof; and

         (k) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

         SECTION 6.2.  Payment of Debt;  Additional  Debt. (a) The Borrower will
(i) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable; (ii) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued; and (iii) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

          (b) The Borrower will not create, incur or suffer to exist any Debt, except Permitted Indebtedness.

         SECTION 6.3. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

         (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with no greater than such risk retention as are customarily maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Administrative Agent, upon reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.


         SECTION 6.4. Conduct of Business, Consolidations, Mergers, Sales of Assets, and Maintenance. (a) The Borrower will not (i) consolidate or merge with or into any other Person unless immediately following such consolidation or merger no Default will have occurred and the Borrower is the surviving corporation, (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person except in connection with a consolidation or merger permitted by this Section 6.4, (iii) terminate, or fail to maintain, its corporate existence in the State of Texas or (iv) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same.

         (b) The Borrower will continue to engage in substantially the same type of business as now conducted by the Borrower, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that, nothing in this Section shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a wholly-owned Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the transfer of assets, rights, privileges, licenses, franchises or businesses from one Subsidiary to a wholly-owned Subsidiary or
(iii) the sale, lease or other transfer of all or substantially all of the assets of a Subsidiary to the Borrower.

         (c) The Borrower will not be or become party to or bound by any agreement (including without limitation any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of assets more restrictive than those set forth above or which in any way would be contravened by the Borrower's performance of its obligations hereunder.

         (d) The Borrower will not permit any Subsidiary to become party to or bound by any agreement (including, without limitation, any undertaking in connection with the incurrence of Debt or issuance of securities, other than this Agreement) which imposes any limitation on such Subsidiary's right and ability to pay dividends or make or repay loans to the Borrower or to any other Subsidiary or which in any way could be contravened by the Borrower's performance of its obligations hereunder, except that any Subsidiary, other than TNMP, may incur Debt (if otherwise permitted hereunder) not Guaranteed by the Borrower and in connection therewith agree to limit the dividends or distributions of such Subsidiary and except to the extent of any agreements of TNMP existing on the date hereof and any renewals and extensions of such agreements.


         SECTION 6.5. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity or fact of compliance therewith is contested in good faith by appropriate proceedings.

         SECTION 6.6. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent and each Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired and, if a Default exists, at the expense of the Borrower.

         SECTION 6.7. Use of Proceeds and Letters of Credit. (a) The proceeds of the Loans made under this Agreement will be used by the Borrower for working capital, capital expenditures and other lawful corporate purposes, including, without limitation, to pay dividends on its common stock, for investing in or paying expenses of the Borrower's Subsidiaries and for Permitted Investments. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

         (b) Letters of Credit may be used by the Borrower for any purpose for which Loan proceeds may be used hereunder; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.

         SECTION 6.8. Payment of Taxes. The Borrower will and will cause each Subsidiary to pay all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Lien permitted under Section 6.9) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted, (ii) the Borrower shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) reasonably deemed by it to be adequate with respect thereto, and (iii) the Borrower has notified the Administrative Agent of such circumstances, in detail satisfactory to the Administrative Agent.


         SECTION 6.9. Negative Pledge. (a) Without the prior written consent of the Required Lenders, the Borrower will not create, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement; provided, however, that the Borrower may grant or suffer to exist any of the following described Liens without the Required Lender's consent:

               (i) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable;

               (ii) Liens imposed by law, such as operators', mechanics', materialmen's, landlords', warehousemen's and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due;

               (iii) Liens, pledges, or deposits under workers' compensation, unemployment insurance, Social Security, or similar legislation; and

               (iv) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases permitted by the terms of this Agreement, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business and each case payment with respect to which is not yet past due;

               (v) Liens in favor of the lessor on the property being leased under any equipment lease entered into by the Borrower in the ordinary course of business;

               (vi) any Lien on any assets securing Debt incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such assets, provided that such Lien attaches to such assets concurrently with or within 90 days after the acquisition thereof and attaches to no other assets; and

               (vii) Liens securing this Agreement and the Notes for the benefit of all Lenders.

         (b) Without the prior written consent of the Required Lenders, the Borrower will not permit any Subsidiary to create, assume, or suffer to exist any Lien upon or with respect to any of such Subsidiary's properties, now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names such Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement; provided, however, that such Subsidiary may grant or suffer to exist any of the following described Liens without the Required Lender's consent:


               (i) any Lien existing on any asset of such Subsidiary that is identified on Exhibit 6.9, except any such Lien which is released subsequent to the date hereof;
               (ii) any Lien on any assets of such Subsidiary created pursuant to or under the trust indentures governing the issuance by such Subsidiary of First Mortgage Bonds;
               (iii) Liens securing Debt of such Subsidiary incurred or assumed for the acquisition of property and the construction of facilities by such Subsidiary and secured solely by such property and facilities and for which there is no recourse against any other property or assets of such Subsidiary, any other Subsidiary or the Borrower;

               (iv) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable;

               (v) Liens imposed by law, such as operators', mechanics', materialmen's, landlords', warehousemen's and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due;

               (vi) Liens, pledges, or deposits under workers' compensation, unemployment insurance, Social Security, or similar legislation; and

               (vii) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases permitted by the terms of this Agreement, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business and each case payment with respect to which is not yet past due.

         SECTION 6.10. Loans and Advances to Others; Investments; Restricted Payments. (a) The Borrower will not directly or indirectly make or suffer to exist any loan, advance or extension of credit to any Person except (i) current trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (ii) customary advances to employees for travel and other business expenses to be incurred on behalf of the Borrower in the ordinary course of business and (iii) Permitted Investments.

         (b) The Borrower will not make any capital contribution to or acquire any Investment in, or purchase or make a commitment to purchase any interest in, any Person except Permitted Investments or as permitted under clauses (a)(i) and
(a)(ii) above.

         (c) The Borrower will not and will not permit any Subsidiary to directly or indirectly make or permit any Restricted Payment, except that if no Default exists and the payment thereof will not cause a Default, (i) the Borrower may pay cash dividends on its common stock if the payment thereof would not cause the sum of such dividend plus all dividends declared or paid during the 24-month period ending upon such declaration or payment to exceed Cumulative Net Income Available for Common Dividends for such period and (ii) TNMP may declare and pay cash dividends on its preferred stock or redeem its preferred stock (A) pursuant to mandatory redemption requirements in effect on the date hereof or (B) with the proceeds of newly-issued preferred stock that will not be redeemable mandatorily or at the option of any holder thereof (other than in the event of a Change in Control) prior to the Termination Date.


         SECTION 6.11. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary as could have been obtained from a third party who was not an Affiliate; provided that, the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default exists.

         ERISA. As of each day during the term of this Agreement, the Borrower shall cause the representation set forth in Section 5.7, if it were given on and as of such date, to be true and correct.

         SECTION 6.13. Sale of Subsidiaries; Issuance of Securities. (a) The Borrower will not and will not permit any Subsidiary to, at any time, sell or otherwise transfer, directly or indirectly, any capital stock of or other equity interest in any Subsidiary except to a wholly-owned Subsidiary or to the Borrower. Notwithstanding the foregoing, the Borrower may transfer equity interests in TNPE-Magnus, LLC, a Texas limited liability company, or it successor in interest, pursuant to (i) agreements requiring that the Borrower transfer up to 49% of the equity interests to third parties; and (ii) the operation of that certain Shareholder Agreement dated May 21, 1997, by and among the Borrower, General Grinding Corporation, F&F Limited Liability Company and TNPE-Magnus, LLC, as currently in effect or as may hereafter be amended and restated, requiring the transfer of such interest upon the occurrence of certain operative events.

         (b) The Borrower will not permit any Subsidiary to issue any capital stock or other equity interest to any Person other than to the Borrower or a wholly-owned Subsidiary if such issuance of capital stock or other equity interest would result in such Subsidiary failing thereafter to be a Subsidiary.

         (c) Notwithstanding clauses (a) and (b) above, in order to obtain a market valuation for the purposes of establishing an amount of stranded costs as required by the Transition to Competition Plan approved in Docket 17751, Borrower may transfer the capital stock of any Subsidiary (other than TNMP) to the Borrower's shareholders in a transaction in which such capital stock is listed on a national securities exchange or permit the sale of capital stock by a Subsidiary other than TNMP (and such Subsidiary may engage in such actions) in a transaction in which such capital stock is listed on a national securities exchange or the NASDAQ Stock Market.


         SECTION 6.14. Quantity of Documents. All certificates, opinions, reports and documents to be delivered from time to time hereunder shall be in such number of counterparts as the Administrative Agent may reasonably request.

           Certain Financial Covenants. (a) As measured at the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio of Consolidated Indebtedness to Consolidated Capitalization ever to exceed (i) 0.70 to 1.00 for any fiscal quarter ending on or before March 31, 1999, or (ii) 0.65 to 1.00 for any fiscal quarter ending after March 31, 1999.

         (b) As measured at the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio of Cash Dividends and Distributions less Overhead to the sum of Interest Expense plus Cash Taxes for the four-quarter period ending at such date to ever be less than 1.20 to 1.00.

         (c) As measured at the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio of Consolidated EBIT to Consolidated Interest Expense for the four-quarter period ending at such date to be less than 1.70 to 1.0.

         (d) As of the Effective Date through September 30, 1999, the sum of (i) outstanding Loans plus (ii) the Borrower's other Permitted Indebtedness will not exceed $25,000,000. Prior to such sum of outstanding Loans and Permitted Indebtedness ever exceeding $25,000,000 and in any event subsequent to September 30, 1999, the Borrower will cause the ratio of Unrestricted Retained Earnings under the most restrictive distribution limitations applicable to Borrower's Subsidiaries to the sum of (i) the aggregate amount of the outstanding Loans plus (ii) the Borrower's other Permitted Indebtedness to exceed the following ratios during the periods indicated:

     Closing through September 30, 1999:                           0.75 to 1.00
     December 31, 1999 through September 30, 2000:                 1.00 to 1.00
     December 31, 2000 through September 30, 2001:                 1.50 to 1.00
     December 31, 2001 through September 30, 2002:                 2.00 to 1.00
     December 31, 2002 through September 30, 2003:                 2.50 to 1.00

         SECTION 6.16. Year 2000. The Borrower will promptly notify the Administrative Agent in the event the Borrower discovers or determines that any computer application (including those of its suppliers, vendors and customers) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 compliant, except to the extent that such failure could not reasonably be expected to have a material adverse effect on the business or operations of the Borrower or any of its Subsidiaries.


         SECTION 6.17. Exceptions to Covenants. Neither the Borrower nor any other Person shall be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action would result in the breach of any other covenant contained in this Agreement.

                                                     ARTICLE VII

                                                      DEFAULTS

     SECTION 7.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

         (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within one (1) Domestic Business Day of the due date thereof any interest, any fees or any other amount payable hereunder;

          (b) the Borrower shall fail to observe or perform its obligations under Section 6.1(c), 6.1(e), 6.4, 6.7, 6.8, 6.10, 6.12 or 6.13;

         (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

         (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

         (e) the Borrower or any Subsidiary shall fail to pay when due any payments in respect of, or otherwise fails to perform its obligations under, or there shall occur any default or event of default under, any Material Debt or there shall occur any default or event of default under any instrument evidencing or establishing a Lien, and any applicable cure or grace period pertaining to such failure or default shall have expired without such failure or default having been remedied, or any event or condition shall occur which results in the acceleration of any Material Debt;

         (f) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;


         (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

         (h) any member of the ERISA Group shall fail to pay when due any amount which it shall have become liable to pay to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated;

         (i) final, non-appealable judgments or orders for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

         (j) any material provision of the Agreement or any Note shall be or become invalid or unenforceable or the Borrower shall assert in writing that any such material provision is invalid or unenforceable,

         (k)      any Change of Control shall have occurred,
then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having at least 51% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate except to the extent necessary to fund the Letter of Credit Exposure, and (ii) if requested by Lenders holding at least 51% of the aggregate unpaid principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, in the case of any of the Events of Default specified in clauses (f) or (g) of this Section with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate except to the extent necessary to fund the Letter of Credit Exposure, and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


         Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

         Letter of Credit Deposit. Within three (3) Business Days following an Event of Default, the Borrower shall deposit with the Administrative Agent for the benefit of the Lenders an amount equal to the Letter of Credit Exposure, which amount shall be held by the Administrative Agent for payment of any drafts drawn on any Letters of Credit or returned to the Borrower upon expiration or cancellation of all Letters of Credit and termination of the Commitments.


                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

         SECTION 8.1. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as its contractual representative on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or the Notes and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the Notes. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the Notes. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Each Lender hereby appoints The First National Bank of Chicago as "Syndication Agent" for the Lenders. The Syndication Agent, in it capacity as such, shall have no rights, duties or responsibilities hereunder or under the Notes.

         SECTION 8.2. Administrative Agent and Affiliates. NationsBank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and NationsBank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.


         SECTION 8.3.  Action by  Administrative  Agent.  The obligations of the
Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VII.

         SECTION 8.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 8.5. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     SECTION 8.6. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify and defend on a current basis the Administrative Agent, NMS, and their respective affiliates, directors, officers, agents and employees (each an "Indemnified Party") and hold each Indemnified Party harmless from and against any cost, expense of any kind (including, without limitation, counsel fees and disbursements and the costs incurred in connection with or preparing for any investigative, administrative or judicial proceeding), claim, demand, action, loss or liability (to the extent not reimbursed by the Borrower) that such Indemnified Party may suffer or incur in connection with this Agreement or the transactions contemplated hereby, or any action taken or omitted by such Indemnified Party hereunder, including any of the foregoing arising from the negligence, whether sole or concurrent, of any such Indemnified Party but not as result of such Indemnified Party's gross negligence or willful misconduct.

         SECTION 8.7. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.


         SECTION 8.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent subject to the approval of the Borrower. If no successor Administrative Agent shall have been so appointed and approved, and shall have accepted such appointment, within 30 days after the retiring
Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor
Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

     SECTION 8.9.  Administrative  Agent's  Fee.  The Borrower  shall pay to the
Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

                                   ARTICLE IX

                             CHANGE IN CIRCUMSTANCES

          SECTION 9.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

     (a)deposits in dollars (in the applicable amounts) are not being offered to the Administrative Agent in the relevant market for such Interest Period, or

         (b) in the case of Euro-Dollar Loans, Lenders having 51% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent will not, together with any increased costs reimbursable by the Borrower hereunder, adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

         SECTION 9.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either
(a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

         SECTION 9.3. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement for which such Lender is entitled to compensation for the relevant Interest Period under Section 3.5), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending office) under this Agreement or under its Note with respect thereto, by an amount reasonably deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.


         (b) If any Lender shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including any determination by any such authority, central bank or comparable agency that, for purposes of capital adequacy requirements, the Commitments hereunder do not constitute commitments with an original maturity of one year or less), has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

         (c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing clauses (a) and (b) of this Section, the Borrower shall only be obligated to compensate any Lender for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Lender notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Lender did not know that such amount would arise or accrue.


          SECTION 9.4. Taxes. (a) For the purposes of this Section, the following terms have the following meanings:

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all penalties and interest with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located, in which its Applicable Lending office is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) in the case of each Lender, any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

         "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or under any Note or from the execution or delivery of this Agreement or any Note.

         (b) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof.

         (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be). This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes appropriate demand therefor.

         (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.


         (e) For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under clause (b) or (c) above with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at the expense of such Lender) as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender in its sole judgment.

SECTION 9.5. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 9.2 or (ii) any Lender has demanded compensation under Sections 9.3 or 9.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

         (a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders); and

         (b) after each of its Euro-Dollar Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.


If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into an Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

         Replacement of Lender.nt of Lender.

         (a)      In the event that:

          (i) any Lender requests compensation pursuant to Section 9.3 or 9.4 hereof;

                  (ii) the obligation of any Lender to make Euro-Dollar Loans or to continue, or to convert Base Rate Loans into, Euro-Dollar Loans shall be suspended pursuant to Section 9.2 hereof;

                  (iii) any Lender becomes insolvent or fails to make any Loan in response to a timely Notice of Borrowing where the Required Lenders have made the respective Loans to be made by them in response to such notice; or

                  (iv) any Lender fails or refuses to agree to a request by the Borrower to amend or waive, or to grant any consent under, any provision of the Agreement under circumstances when such amendment, waiver or consent has been approved by the Required Lenders, such amendment, waiver or consent requires the approval of all of the Lenders to be effective and such failure or refusal is evidenced by (x) written objection by such Lender to any such request made to it by the Administrative Agent in writing describing such amendment, waiver or requested consent in principle, (y) failure by such Lender to respond in writing to any such request so made to it on or before the 15th Domestic Business Day after it receives such request, or (z) failure by such Lender to execute and deliver definitive documentation furnished to it by the Administrative Agent to effectuate any such amendment, waiver or consent on or before the 15th Domestic Business Day after it receives such documentation;

         then, so long as such condition exists, the Borrower may either:

                  (1) designate another financial institution (such financial institution being herein called a "Replacement Lender") acceptable to the Administrative Agent (which acceptance will not be unreasonably withheld) and which is not an Affiliate of the Borrower, to assume such Lender's Commitment hereunder and to purchase the Loans of such Lender and such Lender's rights under this Agreement and the Note held by such Lender, all without recourse to or representation or warranty by, or expense to such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Lender plus any amounts payable to such Lender under Section
3.3 hereof calculated as if such purchase constituted a prepayment of Loans plus any other amounts payable to such Lender under this Agreement, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; or


                  (2) with the prior written consent of the Required Lenders, pay to such Lender the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Lender plus any amounts payable to such Lender under Section
3.3 hereof calculated as if such purchase constituted a prepayment of Loans. In the event that the Borrower exercises its rights under the preceding sentence, the Lender against which such rights are exercised shall no longer be a party hereto or have any rights or obligations hereunder;

         provided  that the  obligations  of the  Borrower to such Lender  under
Article IX and Section 10.3 hereof with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise.

         (b) If the Borrower exercises its rights under clause (2) of Section 9.6(a) hereof, the Borrower may, not later than 180 days after such exercise, designate a Replacement Lender acceptable to the Administrative Agent (which acceptance will not be unreasonably withheld) and which is not an Affiliate of the Borrower, to assume a Commitment hereunder in an amount not greater than the Commitment of the Lender against which such rights were exercised and, subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent the Replacement Lender shall become party to this Agreement as a Lender. Upon the Replacement Lender so becoming a party hereto, the Borrower shall borrow Loans from the Replacement Lender and/or prepay the principal of the Loans of the other Lenders in such manner as will result in the outstanding principal amount of the Loans being held by the Lenders pro rata according to the amounts of their respective commitments.


                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article IX shall not be effective until received.


         SECTION 10.2. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Lender, including (without duplication) the reasonable fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         (b) The Borrower agrees to indemnify and defend on a current basis the Administrative Agent, NMS, the Issuing Lender, the Syndication Agent, each Lender and their respective affiliates, directors, officers, agents and employees (each an "Indemnitee") and hold harmless each Indemnitee from and against any loss, cost, liability, damage, or expense (including the reasonable fees and out-of-pocket expenses of counsel to such Indemnitee, including all necessary local counsel hired by such counsel) incurred by such Indemnitee in investigating or preparing for, defending against, or providing evidence, producing documents, or taking any other action with respect to any commenced or threatened litigation, administrative proceeding, or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise that arises out of or is based upon any acts, practices, or omissions or alleged acts, practices or omissions of the Borrower, any Subsidiary or their respective agents relating to (i) this Agreement or the use of the proceeds of the Loans or (ii) the acquisition by the Borrower or any Subsidiary of all or any part of the stock or property of any Person whether by merger or otherwise and regardless of whether the Borrower shall have borrowed hereunder to finance all or any part of such acquisition, including any of the foregoing arising from the negligence, whether sole, concurrent or contributory, of any Indemnitee. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Administrative Agent, the Issuing Lender and the Lenders hereunder or at common law or otherwise and shall survive any termination of this Agreement and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes, provided that the Borrower shall have no obligation under this
Section 10.3(b) to any Indemnitee with respect to any of the foregoing arising out of the gross negligence or willful misconduct of such Indemnitee.


         SECTION 10.4. Right and Sharing of Set-Offs. (a) Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in trust in the trust department of any such Lender) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

         (b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Lenders shall be shared by the Lenders pro rata; provided that, nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

         SECTION 10.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that, no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, or any fees hereunder or for the scheduled termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or
(v) amend this Section 10.5.


         SECTION 10.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

         (b) Any Lender may at any time grant to one or more lenders or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (i), (ii), (iii), or (iv) of
Section 10.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article IX with respect to its participating interest. An assignment or other transfer which is not permitted by clauses (c) or (d) of this Section shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this clause
(b).

         (c) Any Lender may at any time assign to one or more lenders or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement (herein so called) in substantially the form of Exhibit 10.6(c) hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent, which shall not be unreasonably withheld, except that while a Default exists the consent of the Borrower shall not be required; provided that, if an Assignee is an affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this clause (c) above, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 9.4.


         (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Lender. No such assignment shall release the transferor Lender from its obligations hereunder.

         (e) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 9.3 or 9.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 9.2, 9.3 or 9.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          SECTION 10.7. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

         SECTION 10.8. Limitation on Interest. Regardless of any provision contained in the Loan Papers, the Lenders shall never be entitled to receive, collect, or apply, as interest on the Loans, any amount in excess of the Maximum Lawful Rate, and in the event Lenders ever receive, collect or apply as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Loan be paid in full, any remaining excess shall promptly be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, the Borrower and the Lenders shall, to the extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest,
(b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest through the entire contemplated term of the Notes, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Notes; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, the Lenders shall refund to the Borrower the amount of such excess and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, serving or receiving interest in excess of the Maximum Lawful Rate.


         SECTION 10.9. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles thereof relating to conflicts of law; provided, however, that pursuant to Section 346.004 of the Finance Code of Texas, the Borrower agrees that Chapter 346 of such Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not govern or in any manner apply to the Loans. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE ADMINISTRATIVE AGENT, IN COURTS HAVING SITUS IN DALLAS, DALLAS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN DALLAS, DALLAS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE BANKS IN ACCORDANCE WITH THIS SECTION. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. BORROWER AND LENDERS EACH HEREBY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER DOCUMENTS RELATED THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         SECTION 10.10. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it constituting delivery of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

         SECTION 10.11. ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.


         THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

         Executed as of the date first set forth herein:

                                   BORROWER:

                                   TNP ENTERPRISES, INC.
4100 International Plaza
Fort Worth, Texas 76109
Facsimile: 817/377-5577            By:/s/ Patrick L. Bridges
                                      Name:  Patrick L. Bridges
                                      Title: Treasurer

                                   ADMINISTRATIVE AGENT:

901 Main Street, 64th Floor        NATIONSBANK, N.A., as Administrative Agent
Dallas, Texas 75202
Facsimile: 214/508-3943
                                   By:/s/ Curtis L. Anderson
                                      Name:    Curtis L. Anderson
                                      Title:   Senior Vice President

                                   SYNDICATION AGENT:

                                   THE FIRST NATIONAL BANK OF CHICAGO,
                                   as Syndication Agent


                                   By:/s/ Madeleine N. Pember
                                      Name:    Madeleine N. Pember
                                      Title:   Assistant Vice President

Commitment:
                              LENDERS: (continued)


Commitment:                        LENDERS:

$15,000,000                        THE FIRST NATIONAL BANK OF CHICAGO


                                   By:/s/ Madeleine N. Pember
                                      Name:    Madeleine N. Pember
                                      Title:   Assistant Vice President

$10,000,000                        UNION BANK OF CALIFORNIA, N.A.


                                   By:/s/ David Musicant
                                      Name:  David Musicant
                                      Title: Vice President


$25,000,000                        NATIONSBANK, N.A.


                                   By:/s/ Curtis L. Anderson
                                      Name:    Curtis L. Anderson
                                      Title:   Senior Vice President

                                   EXHIBIT A-2
                                    EXHIBIT A

                             FORM OF NOTE FOR LOANS

$_______________                                             [__________], 1998

          FOR VALUE RECEIVED, TNP ENTERPRISES, INC., a [___________] corporation (the "Borrower"), hereby promises to pay to the order of ("Lender"), at the office of NATIONSBANK, N.A. (the "Administrative Agent"), the principal sum of Dollars ($ ) or so much of the Loans as may have been advanced and be outstanding hereunder, in lawful money of the United States of America and in immediately available funds at the office of the Administrative Agent specified in the Credit Agreement on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

         The date, amount, type, interest rate, Interest Period, if any, and maturity of each Loan made by the Lender to the Borrower, and payment made on account of the principal thereof, may be recorded by Lender on its books and/or endorsed by the Lender on the schedules, if any, attached hereto or any continuation thereof.

         This Note is issued pursuant to the Credit Agreement dated as of [____________], 1998, executed by the Borrower, NATIONSBANK, N.A., as Administrative Agent, and the Lenders defined therein (as amended or supplemented from time-to-time, the "Credit Agreement"), and is entitled to the benefits provided for in the Credit Agreement and the other loan documents related thereto. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and other provisions relevant to this Note.

         This Note shall be governed by, and construed in accordance with, the laws of the State of Texas.

                                        TNP ENTERPRISES, INC.


                                        By:
                                         Name:    [___________________________]
                                         Title:   [___________________________]

Attached to and forming a part of that certain Note dated November [___], 1998, issued by TNP ENTERPRISES, INC..



                             Advances and Payment of
                             Principal and Interest



                              Principal     Amount of   Unpaid
       Type of   Amount of    Paid or       Interest    Principal    Interest
Date   Loan      Loan         Prepaid       Paid        Balance      Paid to
-============================================================================
=============================================================================

                                   EXHIBIT 2.2

              FORM OF NOTICE OF BORROWING UNDER SECTION 2.2; NOTICE
        OF INTEREST RATE ELECTION UNDER SECTION 2.9; AND NOTICE OF LETTER
                           OF CREDIT UNDER SECTION 2.3


                             ________________, 199__


         TNP ENTERPRISES, INC., a [______________] corporation (the "Borrower"), pursuant to the Credit Agreement dated as of [_________], 1998 (together with all amendments or supplements thereto, the "Credit Agreement") among the Borrower, NATIONSBANK, N.A., as Administrative Agent for the Lenders defined therein, and the Lenders, hereby makes the requests indicated below in connection with Borrowings and Loans to the Borrower or Letters of Credit. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Credit Agreement.

/ /      1.       New Borrowings:

         (a)      Aggregate amount of Borrowing to be $-------------;

         (b)      Requested funding date is -----------------, 199--;

         (c)      Type of Borrowing:           ------- Euro-Dollar

                                               ------- Base Rate

         (d)      Length of Interest Period for Euro-Dollar Borrowings is:
                  ---------------;

/ /      2.       Continuation for Euro-Dollar Loans maturing on ------------;

         (a) Aggregate amount to be continued as Euro-Dollar Loans is $---------------;

         (b)      Length of new Interest Period for Euro-Dollar Loans is----- ;

/ /      3.      Conversion of outstanding Base Rate Loans to Euro-Dollar Loans:

         Convert $------------- of the outstanding Base Rate Loans to Euro-Dollar Loans on -------------- with an initial Interest Period of
         ---------------.

/ /      4.      Conversion of outstanding Euro-Dollar Loans to Base Rate Loans:


         Convert $ ---------- of the outstanding Euro-Dollar Loans with an Interest Period ending on -------------, 199--, to Base Rate Loans.

/ /      5.       Letter of Credit.

         A Letter of Credit in the amount of $[_______]. The Letter of Credit will be used for [______________________]. The Borrower requests that the original of the Letter of Credit be delivered to [________________________].

         The undersigned is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that (a) the Borrower is entitled to receive the requested Borrowing, continuation, conversion or Letter of Credit under the terms and conditions of the Credit Agreement, (b) the representations and warranties of the Borrower contained in Article V of the Credit Agreement (i) were true and correct when made, and are true and correct at and as of the date hereof and
(ii) will be deemed repeated at and as of the date of the Borrowing, continuation, conversion or issuance of Letter of Credit requested hereby, and
(c) no Default exists as of the date hereof or will exist as of the date of the Borrowing, continuation, conversion or issuance of Letter of Credit requested hereby.

                                    TNP ENTERPRISES, INC.



                                     By:____________________________________
                                     Name:    [_____________________________]
                                     Title:   [_____________________________]

                                 EXHIBIT 4.1(b)

                          OPINION OF BORROWER'S COUNSEL


                                                November [___], 1998


To:      The Lenders and the Agent
         Referred to Below

         c/o NationsBank, N.A., as Agent
         901 Main Street, 64th Floor
         Dallas, Texas 75202

         Attention:        Mr. Curtis L. Anderson
                           Senior Vice President
                           Utility Finance Group

Dear Mr. Anderson:

         This opinion is being delivered to you pursuant to Section 4.1(b) of that certain $50,000,000 Credit Agreement dated November [___], 1998, (the "Agreement"), by and among TNP ENTERPRISES, INC., a Texas corporation ("Borrower"), NATIONSBANK, N.A. , as Agent, and the Lenders parties thereto. Except as otherwise specified, terms which are defined in the Agreement, and which are used but not defined herein shall have the meanings given them in the Agreement. The term "Loan Papers," as used herein, means the Agreement and the Notes issued pursuant to the Agreement.

         I am the General Counsel of Borrower and, as such, am familiar with the legal affairs of Borrower and its Subsidiaries. In connection with this opinion, I or a member of my legal staff under my direct supervision has examined the Loan Papers and has discussed the matters addressed in this opinion with officers and representatives of Borrower and its Subsidiaries to the extent I have deemed appropriate to enable me to render this opinion.

         In preparing this opinion, I have also examined original counterparts or photostatic or certified copies of all other instruments, agreements, certificates, records, and other documents (whether of Borrower, its officers, directors, shareholders and representatives, public officials, or other persons) which I have considered relevant hereto. In making this examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as photostatic or certified copies, and the authenticity of the originals of such copies.

Mr. Curtis L. Anderson

November [____], 1998
Page 3


         Based upon the foregoing, and subject to the qualifications and expectations hereinafter set forth, I am of the opinion that:

         1. Borrower and each Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was incorporated, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposes to be engaged, and is duly qualified as a foreign corporation in all jurisdictions wherein the failure to qualify would have a material adverse effect on the business, assets, or financial condition of Borrower and its Subsidiaries taken as a whole.

         2. Borrower is duly authorized and empowered to create and issue the Notes, to execute, deliver, and perform the Loan Papers, and to incur the obligations provided for therein; and all corporate and other action on Borrower's part requisite for the due creation and issuance of the Notes and for the due execution, delivery, and performance of the Loan Papers and to make the borrowings thereunder has been duly and effectively taken.

         3. Assuming that the Loan Papers have been duly authorized, executed, and delivered by the Lenders, the Loan Papers constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights and to the availability of equitable remedies).

         4. The Loan Papers do not violate, contravene, or conflict with any law, regulation, order, injunction, judgment, decree, or writ or any provisions of any material contract or material agreement to which Borrower is subject or result in the creation or imposition of any lien or other encumbrance of any nature upon any assets or properties now owned or hereafter acquired of Borrower or any Subsidiary.

         4. The execution, delivery, and performance by Borrower of the Loan Papers does not require the consent or approval of any other person or entity, including without limitation any consent of shareholders required by law or by its articles of incorporation or bylaws or any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

         5. To the best of my knowledge, except as disclosed in the documents referred to in Section 5.5 of the Agreement, there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or threatened against or affecting Borrower or any Subsidiary which, if adversely determined, would have a material adverse effect on the business, assets, or financial condition of Borrower and its Subsidiaries taken as a whole or the ability of Borrower to perform its obligations under the Loan Papers.


         6. No Debt of Borrower is senior to, or has collection rights preferential to, the Notes except to the extent certain preferential collection rights may exist with respect to the assets of Borrower that are encumbered by liens permitted under Section 6.9 of the Agreement.

         Except as specifically indicated otherwise herein, this opinion is limited in all respects to the laws of the State of Texas and applicable federal law. Furthermore, the opinions herein expressed are for the benefit of the Agent and the Lenders and may be relied upon only by the Agent and the Lenders, and their counsel.

                             Respectfully submitted,


                                Michael Blanchard

                                 EXHIBIT 4.1(c)


                        JACKSON WALKER OPINION OF COUNSEL



                                                 [__________], 1998



To:      The Lenders and the Administrative Agent
         Referred to Below

         c/o NationsBank, N.A., as Administrative Agent
         901 Main Street, 64th Floor
         Dallas, Texas 75202

         Attention:        Mr. Curtis L. Anderson
                           Senior Vice President
                           Utility Finance Group

         We have acted as special counsel to NationsBank, N.A., as Administrative Agent, in connection with the preparation, execution and delivery of the Credit Agreement, dated as of [_________], 1998 (the "Credit Agreement"), among TNP Enterprises, Inc. (the "Borrower"), the Lenders parties thereto and NationsBank, N.A., as Administrative Agent, and in connection with the execution and delivery pursuant thereto of the Notes to be delivered therewith.

         This opinion is delivered to you pursuant to Section 4.1(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

         In arriving at the opinion expressed below, we have examined the following documents:

          (a) a counterpart of the Credit Agreement signed by the Borrower and the Administrative Agent;

         (b)      forms of Notes to be signed by the Borrower; and

         (c) a copy of the opinion letter of [__________], counsel to the Borrower, addressed to you and dated the date hereof, in respect of the Credit Agreement and the Notes.

         In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the due authorization, execution and delivery of the Credit Agreement by each party thereto, (c) the genuineness of all signatures on all documents that we examined and (d) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies.

         Insofar as our opinion expressed below relates to the matters set forth in paragraphs [___], [___], and [___] of the above-mentioned opinion letter of [______________], we have assumed without independent investigation the correctness of the matters set forth in such opinion, and our opinion is subject to the assumptions, qualifications and limitations set forth in such opinion letter.

         Based upon the foregoing, and subject to the qualifications and comments set forth below, we are of the opinion that, insofar as the laws of the State of Texas are applicable, the Credit Agreement and the Notes, when executed and delivered, constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         Our opinion is subject to the following qualifications:

         (1) We express no opinion as to any indemnification obligations of the Borrower under the Credit Agreement to the extent such obligations might be deemed to be inconsistent with public policy.

         (2) We express no opinion as to any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Lenders or the Administrative Agent.

         We are members of the Bar of the State of Texas and we do not express any opinion herein concerning any law other than the law of the State of Texas and of the United States of America.

         This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by you for any other purpose, or relied upon by any other Person, firm or corporation without our prior written consent.

                                Very truly yours,

                                   EXHIBIT 6.9

                                 EXISTING LIENS

     1. First lien on substantially all assets of TNMP created under TNMP Bond Indenture and securing the First Mortgage Bonds (the "Bonds Indenture Estate").
     2. First lien on substantially all assets of Texas Generating Company I, a wholly owned subsidiary of TNMP, and second lien on the Bond Indenture Estate in Texas, existing pursuant to the Project Loan and Credit Agreement among TNMP, Texas Generating Company, the banks named in such agreement, and The Chase Manhattan Bank, As Agent dated as of October 4, 1988, the First Amended and Restated Project Loan and Credit Agreement among TNMP, Texas Generating Company, the banks named in such agreement, and The Chase Manhattan Bank, As Agent dated as of January 8, 1992, and the Amendment Number 1 to, the First Amended and Restated Project Loan and Credit Agreement among TNMP, Texas Generating Company, the banks named in such agreement, and The Chase Manhattan Bank, As Agent, dated as of September 29, 1993 (collectively, the "Unit 1 Credit Agreement").
     3. First lien on substantially all assets of Texas Generating Company II, a wholly owned subsidiary of TNMP, and second lien on the Bond Indenture Estate in Texas, existing pursuant to the Project Loan and Credit Agreement among TNMP, Texas Generating Company II, the banks named in such agreement, and The Chase Manhattan Bank, As Agent dated as of October 4, 1988, the First Amended and Restate Project Loan and Credit Agreement among TNMP, Texas Generating Company II, the banks named in such agreement, and The Chase Manhattan Bank, As Agent dated as of January 8, 1992, and the Amendment Number 1 to, the First Amended and Restated Project Loan and Credit Agreement among TNMP, Texas Generating Company I, the banks named in such agreement, and The Chase Manhattan Bank, As Agent, dated as of September 29, 1993 (collectively, the "Unit 2 Credit Agreement").
     4. Pledges of First Mortgage Bonds and other instruments created pursuant to the Unit 1 Credit Agreement and the Unit 2 Credit Agreement pursuant to the Revolving Credit Facility Agreement, dated as of November 3, 1995 and as amended as of October 30,1998, among TNMP, the Lenders party thereto, The Chase National Bank (as Successor by merger to Chemical Bank), as Administrative Agent and Collateral Agent, and the Bank of New York, CIBC, Inc., NationsBank of Texas, N.A. and Union Bank, as Co-Agents.
     5. Collateral notes created pursuant to the Unit 1 Credit Agreement and Unit 2 Credit Agreement, pledged to secure TNMP's 12 1/2 Secured Debentures, due 1999, and TNMP's 10 3/4% Secured Debentures, due 2003.
     6. Lien created by judgments dated August 13, 1998 rendered against TNMP in the amount of $1.8 million in case styled Texas-New Mexico Power Company v. Moody, in Galveston County, Texas, Court at Law No. 2.

                                EXHIBIT 10.6(c)-7
                                 EXHIBIT 10.6(c)

                   FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

         THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Agreement") dated as of 1998, is executed by and between ("Assignor") and ("Assignee").

                                 R E C I T A L S

         A. Assignor is a party to the Credit Agreement dated as of [________], 1998 (as amended or supplemented from time-to-time, the "Credit Agreement"), among [________________] (the "Borrower"), NATIONSBANK, N.A., as Administrative Agent, and the Lenders defined therein.

         B. Assignor proposes to sell, assign, and transfer to Assignee, and Assignee proposes to purchase and assume from Assignor, [all][a portion] of Assignor's Commitment, and outstanding Loans, all on the terms and conditions of this Agreement.

          C. In consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

          Section 1.01 Definitions. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

          Section 1.02 Other Definitions. As used herein, the following terms have the following respective meanings:

         "Assigned Interest" shall mean all of Assignor's (in its capacity as a "Lender") rights and obligations (i) under the Credit Agreement and the other loan documents in respect of the Commitment of Assignor in the principal amount equal to $ , and (ii) to make Loans under the Commitment and to receive payments for the Loans outstanding under the Commitment assigned hereby of $ (the "Loan Balance"), plus the interest and fees thereon which will accrue from and after Assignment Date, and (iii) to issue Letters of Credit related to the Commitment assigned hereunder, and make Loans on account of the Letter of Credit Exposure outstanding assigned hereby of $ (the "Letter of Credit Balance"), and to receive fees thereon which will accrue from and after the Assignment Date.

         "Assignment Date" shall mean  -----------------,199--.

                                   ARTICLE II


                               Sale and Assignment

         Section 2.01 Sale and Assignment. On the terms and conditions set forth herein, effective on and as of the Assignment Date, Assignor hereby sells, assigns and transfers to Assignee, and Assignee hereby purchases and assumes from Assignor, all of the right, title, and interest of Assignor in and to, and all of the obligations of Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse to and, except as expressly provided in this Agreement, without representation or warranty by Assignor.

         Section 2.02 Assumption of Obligations. Assignee agrees with Assignor (for the express benefit of Assignor and the Borrower) that Assignee will, from and after the Assignment Date, perform all of the obligations of Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) Assignor shall be released from Assignor's obligations in respect of the Assigned Interest, and (b) except as provided in the Credit Agreement, Assignee shall be entitled to all of Assignor's rights, powers and privileges under the Credit Agreement and the other loan documents in respect of the Assigned Interest.

         Section 2.03 Consent by the Borrower and the Administrative Agent. By executing this Agreement as provided below, in accordance with Section 10.6(c) of the Credit Agreement, the Borrower and the Administrative Agent hereby acknowledge notice of the transactions contemplated by this Agreement and consent to such transactions.

                                   ARTICLE III

                                    Payments

         Section 3.01 Payments. As consideration for the sale, assignment, and transfer contemplated by Section 2.01 hereof, Assignee shall, on the Assignment Date, assume Assignor's obligations in respect of the Assigned Interest and pay to Assignor an amount equal to the Loan Balance and Letter of Credit Balance, if any. An amount equal to all accrued and unpaid interest and fees shall be paid to Assignor as provided in Section 3.02(iii) below. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.

         Section 3.02  Allocation of Payments.  Assignor and Assignee agree that
(i) Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Administrative Agent is authorized and instructed to allocate payments received by it for account of Assignor and Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.


         Section 3.03 Further Assurances. Assignor and Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              Conditions Precedent

          Section 4.01 Conditions Precedent. The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:

          (a) the execution and delivery of this Agreement by Assignor and Assignee;

          (b) the  receipt by  Assignor

          (c)  the   acknowledgment   and  consent  by  the   Borrower  and  the
Administrative Agent contemplated by Section 2.03 hereof.

                                    ARTICLE V

                         Representations and Warranties

          Section 5.01 Representations and Warranties of Assignor. Assignor represents and warrants to Assignee as follows:

         (a) it has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement,

         (b) the execution, delivery, and compliance with the terms hereof by Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any laws, rules or regulations applicable to it;

         (c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against it in accordance with its terms;

         (d) all  approvals  and  authorizations  of, all  filings  with and all
actions  by  any   governmental   authority   necessary   for  the  validity  or
enforceability of its obligations under this Agreement have been obtained;


         (e) Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever;

          (f) the transactions contemplated by this Agreement are commercial lending transactions entered into in the ordinary course of the lending business of Assignor; and

         (g) Assignor confirms it has paid the Administrative Agent the $3,500.00 administrative fee pursuant to Section 10.6(c).

         Section 5.02 Disclaimer. Except as expressly provided in Section 5.01 hereof, Assignor does not make any representation or warranty, nor shall it have any responsibility to Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any certificate or other document referred to or provided for in, or received by any Lender under the Credit Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of the Credit Agreement, or any certificate or other document referred to or provided for therein or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition the Borrower or its Subsidiaries or any other matter relating to the Credit Agreement, any other loan documents related thereto or any extension of credit thereunder.

          Section 5.03 Representations and Warranties of Assignee. Assignee represents and warrants to Assignor as follows:

         (a) it has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under and consummate the transactions contemplated by, this Agreement;

         (b) the execution, delivery, and compliance with the terms hereof by Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any law, rule or regulation applicable to it;

         (c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid, and binding obligation of Assignee, enforceable against it in accordance with its terms;

         (d) all  approvals  and  authorizations  of, all  filings  with and all
action  by  any   governmental   authority   necessary   for  the   validity  or
enforceability of its obligations under this Agreement have been obtained;

         (e) Assignee has fully reviewed the terms of the Credit Agreement and the other loan documents related thereto and has independently and without reliance upon Assignor or any other Lenders or the Administrative Agent, and based on such information as Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;


         (f) Assignee hereby affirms that Assignee has contemporaneously herewith delivered to the Administrative Agent and the Borrower such certifications as are required thereby to avoid the withholding taxes referred to in Section 9.4(d) of the Credit Agreement; and

         (g) the transactions contemplated by this Agreement are commercial lending transactions entered into in the ordinary course of the lending business of Assignee.

                                   ARTICLE VI

                                  Miscellaneous

         Section 6.01 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) to the intended recipient at its "Address for Notices" specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.

          Section 6.02 Amendment, Modification or Waiver. No provision of this Agreement may, be amended, modified or waived except by an instrument in writing signed by Assignor and Assignee. and consented to by the Administrative Agent.

         Section 6.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by Assignee are also made for the benefit of the Administrative Agent and the Borrower), and Assignee agrees that the Administrative Agent and the Borrower are entitled to rely upon such representations and warranties.

          Section 6.04 Assignments. Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.
         Section 6.05 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         Section 6.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument and each of the parties hereto may execute this Agreement by signing any such counterpart.


          Section 6.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas.

         Section 6.08 Expenses. To the extent not paid by the Borrower pursuant to the terms of the Credit Agreement, each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

         Section 6.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                   ASSIGNOR:

                                   [NAME]


                                   By:
                                   Name:
                                   Title:


                                   ADDRESS FOR NOTICES:


                                   By:
                                   Name:
                                   Title:


                                   ASSIGNEE:

                                   [NAME]


                                   By:
                                   Name:
                                   Title:

                                   ADDRESS FOR NOTICES:



                                   By:
                                   Name:
                                   Title:


ACKNOWLEDGED AND CONSENTED TO:

TNP ENTERPRISES, INC.


By:
Name:
Title:


ACKNOWLEDGED BY:

NATIONSBANK, N.A., as Administrative Agent


By:
Name:
Title:

                                 SCHEDULE 1.1(A)

                                  PRICING GRID


         The Facility Fee Rate and Euro-Dollar Margin shall be, at any time, the rate per annum set forth in this table below the applicable long term senior, secured debt rating of Texas-New Mexico Power Company by Standard & Poor's Ratings Group and Moody's Investors Service Inc. In the case of a split rating of one level, the higher rating will apply. In the case of a split rating of more than one level, the rating which is one rating level below the higher rating will apply.


------------------------------- ----------------- -------------- -------------- -------------- -------------- --------------

     Subsequent to Rating           Level I         Level II       Level III      Level IV        Level V       Level VI
                                   BBB+/Baa1        BBB/Baa2       BBB-/Baa3       BB+/Ba1        BB/Ba2       BB-/Ba3 or
                                   or higher                                                                      Lower
------------------------------- ----------------- -------------- -------------- -------------- -------------- --------------
------------------------------- ----------------- -------------- -------------- -------------- -------------- --------------

Facility Fee Rate                           .20%           .25%           .35%           .50%           .60%           .50%
360-day
------------------------------- ----------------- -------------- -------------- -------------- -------------- --------------
------------------------------- ----------------- -------------- -------------- -------------- -------------- --------------

Euro-Dollar Margin                          .30%           .50%           .65%           1.0%          1.15%          1.70%
360-day
------------------------------- ----------------- -------------- -------------- -------------- -------------- --------------

